                                                                    Exhibit 99.1


NEWS RELEASE
FOR IMMEDIATE RELEASE                                   Contact: Jeff Cartwright
                                                        Director, Investor
                                                        Relations
                                                        Phone: (858) 509-9899
                                                        jcartwright@sola.com

  SOLA INTERNATIONAL ANNOUNCES FISCAL 2004 FOURTH QUARTER AND FULL YEAR RESULTS

           Net Sales Increase 15.8% in the Quarter; 15.5% for the Year

  Adjusted Net Income $14.4 million in the Quarter; $37.0 million for the Year

              Adjusted EPS $0.44 in the Quarter; $1.37 for the Year

SAN DIEGO, CA June 24, 2004 - SOLA International Inc. (NYSE: SOL) today announced the following fiscal year 2004 fourth quarter results.

    - Net sales of $178.2 million compared with $153.8 million in the year ago period, an increase of 15.8%.

    - Adjusted operating margins of 16.7% compared to 14.8% in the prior year period.

    - Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) margins of 19.9% compared to 18.1% in the prior year period.

    - Reported net income of $4.6 million compared to $8.0 million in the prior year period.

    - Adjusted net income of $14.4 million compared to year ago adjusted net income of $12.8 million.

    - Cash flow from operations of $23.2 million compared to $20.1 million in the year ago period.

FOURTH QUARTER FISCAL 2004 MANAGEMENT COMMENTARY

Commenting on the fiscal 2004 fourth quarter, Chief Executive Officer Jeremy Bishop said, "The review of our past financial statements is now complete and the Company has determined that the previously announced $2.4 million duplicate booking in our fiscal 2003 tax provision should be corrected in our fiscal 2003 financial statements. The Company has recorded those adjustments in the financial statements included in the Form 10-K/A to be filed with the Securities and Exchange Commission. Correction of this error resulted in a $2.4 million increase to net income and a corresponding reduction in the Company's income tax provision for the full year and quarter ended March 31, 2003. As such, there was no impact on the Company's cash flow from operations."

"Operationally, I am pleased with this quarter's performance. The Company's growth strategies are working; new products are gaining momentum; expenses are under control and we continue to gain operating leverage. In addition, our strengthened balance sheet provides the financial flexibility necessary to pursue our growth strategies. We exceeded consensus First Call estimates for sales, gross profit, adjusted operating profit and adjusted pre-tax profit but our effective tax rate in the quarter increased from 30% in the prior nine months and year ago period to 42.8%, causing us to report lower than anticipated net income. While we expected an increase in the fourth quarter tax rate due to reduced interest expense recorded in the United States and increased profitability in Italy, France and Brazil which are higher tax rate jurisdictions, this increase was higher than expected as the Company recorded incremental tax provisions as a result of revising previous year estimates. Had our tax rate remained at 30.0%, adjusted net income would have been $17.7 million compared to the First Call estimate of $16.4 million."

"Net sales, excluding the impact of currency, increased 6.0% in the quarter compared to the 4-6% predicted on last quarter's call. Our performance was balanced among all major regions as North America sales increased 6.0%, Europe increased 5.8% and Rest of World (ROW) increased 6.5%. Within Europe, sales results were particularly strong in France, Italy, Portugal, Germany and the United Kingdom, while ROW benefited from a modest recovery in Japan and Australia and continued strong results in South America."

"The quarter provided continuing sales growth from each of the Company's key product categories:

    - Progressive lenses, where our key designs of SOLAOne, SOLAMax, AO b'Active, AO Compact and AO Easy underpinned this strong performance.

    - High index lenses including polycarbonate and our recently launched 1.67 index progressive lens.

    - Photochromic lenses.

    - Advanced lens coatings and in particular Teflon(R) EasyCare lenses, where revenues increased in every region of the world."

"Further, net sales on a constant currency basis in our global prescription laboratory network increased 13% compared to the prior year quarter. This success continues to confirm the attractiveness of expanding our prescription laboratory network and we are pursuing additional acquisitions. Further, I am pleased to report that the integration of the recently acquired Great Lakes Coating Laboratory is proceeding well."

FOURTH QUARTER RESULTS

Net income under Generally Accepted Accounting Principles ("GAAP"), which includes pre-tax restructuring and asset impairment costs of $12.0 million and a $0.5 million pre-tax loss on early extinguishment of debt, was $4.6 million in the fiscal 2004 fourth quarter compared to net income of $8.0 million in the year ago quarter. Components of the restructuring and asset impairment costs included $7.8 million for the work force reduction of 317 employees, $3.2 million for the impairment of certain assets and $1.0 million for facility closures and other related costs. Adjusted net income, which excludes restructuring and asset impairment costs and loss on debt extinguishment was $14.4 million, or $0.44 earnings per share, compared with the First Call consensus estimate of $16.4 million, or $0.51 earnings per share, and $12.8 million, or $0.51 earnings per share, in the year ago period.

Gross margins in the fourth quarter of fiscal 2004 were 41.6% compared to 42.5% in the prior year period. The Company's fourth quarter margins were consistent with previous guidance that gross margins would range between 40% and 42% of sales.

Operating expense was $56.4 million, or 31.7% of sales, in the fourth quarter of fiscal 2004 compared to $42.6 million, or 27.7% of sales, in the year ago quarter. Excluding restructuring and asset impairment costs of $12.0 million, operating expense in the fourth quarter fiscal 2004 was $44.4 million, or 24.9% of sales.

Adjusted operating income, excluding restructuring and asset impairment costs of $12.0 million, was $29.8 million, or 16.7% of sales, in the fourth quarter of fiscal 2004 compared to $22.8 million, or 14.8% of sales, in the year ago period. Adjusted EBITDA was $35.5 million, or 19.9% of sales, in the fourth quarter of fiscal 2004 compared to $27.9 million or 18.1% of sales, in the year ago period.

Net interest expense in the fourth quarter of fiscal 2004 was $3.5 million, or 2.0% of sales, compared to $8.8 million, or 5.7% of sales, in the comparable year ago period. The reduction in interest expense reflects the benefits of the Company's recapitalization, which was completed in the fiscal 2004 third quarter.

FISCAL YEAR 2004 RESULTS

Net sales for the fiscal year ended March 31, 2004 were $650.1 million compared to $562.7 million for the fiscal year ended March 31, 2003, an increase of 15.5%. Sales on a constant currency basis increased 6.6% with North America increasing 9.1%, Europe increasing 6.2% and ROW increasing 2.1%.

Gross profit was $264.0 million, or 40.6% of sales, in fiscal 2004 compared to $233.1 million, or 41.4% of sales, in fiscal 2003.

Operating expense was $190.4 million, or 29.3% of sales, in fiscal 2004 compared to $166.2 million, or 29.5% of sales, in fiscal 2003. Operating expense, excluding restructuring and asset impairment costs of $16.7 million in fiscal 2004 was $173.7 million, or 26.7% of sales, compared to $166.2 million, or 29.5% of sales, in fiscal 2003. The lower percentage of sales reflects the Company's focus on controlling costs. Components of the restructuring and asset impairment costs included $8.4 million for the work force reduction of 339 employees, $5.7 million for the impairment of certain assets and $2.6 million for facility closures and other related costs.

Adjusted operating income, excluding restructuring and asset impairment costs of $16.7 million, for fiscal 2004 was $90.3 million, or 13.9% of sales, compared to $66.9 million, or 11.9% of sales, in the year ago period. Adjusted EBITDA for fiscal 2004 was $116.6 million, or 17.9% of sales, compared to $89.7 million, or 15.9% of sales, in fiscal 2003. Net loss including restructuring and asset impairment costs and loss on extinguishment of debt was $13.5 million, or $0.49 loss per share compared to net income of $4.0 million, or $0.16 earnings per share, in the year ago period. Adjusted net income in fiscal 2004 was $37.0 million, or $1.37 earnings per share, compared to $30.1 million, or $1.21 earnings per share, in fiscal 2003.

BALANCE SHEET AND CASH FLOW

Ron Dutt, Executive Vice President and Chief Financial Officer of SOLA commented, "I am encouraged by our working capital performance, which continued to improve in the quarter." Inventory, excluding the translation effect of foreign currency, decreased $11.9 million compared to the third quarter of fiscal 2004. For the full year, inventory, excluding the impact of currency, decreased $10.8 million. Finished goods inventory turnover was 5.8 times in the quarter, which compares to 4.5 times in the comparable year ago period and 4.7 times in the third quarter of this fiscal year.

Receivables, excluding the translation effect of foreign currency, increased $10.0 million compared to the third quarter of fiscal 2004. This increase primarily reflects the increased sales recorded in the quarter and normal seasonality. For the full year, receivables, excluding the impact of currency, increased $13.1 million. Day's sales outstanding ("DSO") were 69.5 this quarter compared to 71.2 in the prior year quarter and 67.1 in the third quarter of this fiscal year.

Total debt at March 31, 2004 was $287.4 million, or 42.1% of capital (total debt plus stockholder's equity), compared to $290.6 million, or 43.3% of capital, at December 31, 2003 and $328.2 million, or 55.4% of capital, at March 31, 2003. The full year decrease of $40.8 million primarily reflects the impact of the Company's recently completed recapitalization.

Cash and cash equivalents at March 31, 2004 was $102.6 million compared to $102.0 million at December 31, 2003 and $58.7 million at March 31, 2003. Accordingly, net debt at March 31, 2004 was $184.8 million compared to $269.5 million at March 31, 2003, a decrease of $84.7 million.

Cash flow from operations in the fourth quarter fiscal 2004 was $23.2 million compared to $20.1 million in the year ago period. This cash flow was used to fund capital expenditures of $5.1 million and the $17.2 million acquisition of Great Lakes Coating Laboratory, which included the subsequent repayment of $1.9 million of assumed debt. Fiscal 2004 cash flow from operations was $51.2 million compared to $34.0 million in fiscal 2003.

FISCAL 2005 OUTLOOK

Jeremy Bishop, commenting on the Company's fiscal 2005 outlook, said, "I estimate that the global value of the lens market will grow at 2% to 3% with volumes relatively constant in North America, Europe, Japan and Australia, while the emerging markets of China and India will provide low double digit volume growth but declining average selling prices that will also result in 2% to 3% value growth in these markets. In most regions I see a greater polarization of products into either the low value commodity segment or the high value products and services from our prescription laboratories. Against that background, we will sustain manufacturing output of commodity products and increase our efforts on the expansion of sales through the manufacturing and distribution of higher value products and prescription laboratory services. Our new regional management structure will ensure that these differences in regional and channel requirements are properly addressed.

I expect to gain revenue and profit growth from the fiscal 2004 launch of AO Easy and SOLAOne; an expansion of manufacturing output in high-index lenses in the fourth quarter of fiscal 2005 and increased distribution of Teflon EasyCare lenses in North America. Our existing Teflon EasyCare production center in Kentucky has been supplemented by additional facilities in our Michigan-based Great Lakes Coating Laboratory and Arizona-based Laser Optical, all of which are now shipping these lenses. In addition to distributing the product to independent eye care practitioners, we anticipate that sales will commence through U.S. chain retailers in the late summer. Also, we have initiated test consumer advertising programs in Europe for Teflon EasyCare lenses and may extend this program to North America. The results of these tests will determine our level of future investment in this area.

By region we anticipate constant currency revenue growth of 4% to 6% in North America and in Europe and 3% to 5% in Rest of World. On a consolidated basis we are targeting overall sales growth of 4% to 6%.

Fiscal 2005 gross margins are expected to remain within current ranges of 40% to 42% of sales and operating expenses, excluding anticipated restructuring costs of $3 million, are expected to increase slightly. As a consequence, we forecast that fiscal 2005 adjusted operating margins, which exclude anticipated restructuring costs, will increase to approximately 14%

Fiscal 2005 interest expense at today's interest rates is forecasted to be between $18 million and $19 million reflecting the benefits of the Company's recapitalization. Further, we will repay approximately $8.8 million of the term loan subject to terms of our credit agreement.

Our fiscal 2005 adjusted effective tax rate is expected to be between 35% and 36% compared to 34.2% in fiscal 2004 as a result of incurring significantly lower interest expense in the United States and anticipated profit growth in higher-tax rate jurisdictions.

Restructuring costs are estimated to be approximately $3 million in fiscal 2005 and reflect completion of activities, which began in fiscal 2004.

Fiscal 2005 net income on an as reported basis is expected to range between $45 million and $47 million. Adjusted net income, excluding anticipated after-tax restructuring costs of $3 million is expected to range between $48 million and $50 million. Further, first quarter fiscal 2005 adjusted net income is expected to be approximately $10 million compared to adjusted net income of $7.5 million in the year ago period. Also, and as a direct consequence of introducing its new regional management structure, the Company has identified and is actively pursuing other revenue and income generating opportunities that are not sufficiently advanced to allow incorporation into the current forecast.

Finally, we anticipate fiscal 2005 depreciation and amortization expense of $23 million to $25 million. Further, the cash components of restructuring costs recorded in fiscal 2004 and anticipated in fiscal 2005 are estimated to be $7 million. Working capital is expected to increase by $10 million to $15 million as increased receivables associated with higher sales and modest investment in finished goods inventory to support customer service levels and product launches are partially offset by utilization of the Company's deferred tax asset. As a consequence, we anticipate fiscal 2005 cash flow from operations to range between $60 million and $65 million compared to fiscal 2004 cash flow from operations of $51.2 million. This cash will be used to fund planned capital expenditures of $22 million to $25 million and further acquisitions.

USE OF NON-GAAP MEASURES

This press release discloses certain financial measures that are considered non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles ("GAAP"). While these financial measures are not determined in accordance with GAAP and should not be viewed as an alternative to GAAP measures, we believe that they provide useful information to both management and investors. These measures may exclude the translation effect of foreign currency and certain expenses, gains and losses that may not be indicative of our core operating results. We believe these financial measures are useful to investors in allowing for greater transparency to supplemental information used by management in its financial and operational decision-making. In addition, we have historically reported similar financial measures to our investors and believe that the inclusion of comparative numbers provides consistency in our financial reporting.

This press release includes a presentation of earnings before interest, taxes, depreciation and amortization ("EBITDA") adjusted for the translation effect of foreign currency, special charges and costs associated with SOLA's recapitalization. Interest, taxes, depreciation and amortization can differ significantly among companies, partially due to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. We believe that excluding these items provides insight into the underlying results of operations by excluding the effects of significant, discrete items and provides comparability among SOLA and other companies. In addition, EBITDA is often viewed as a reasonable approximation of gross cash flow and is one of the measures used for determining debt covenant compliance.

This press release also includes non-GAAP presentations of sales, operating expenses, operating income, operating margins, net income, inventory and accounts receivable, adjusted for the translation effect of foreign currency, special charges and costs associated with SOLA's recapitalization. As is the case with EBITDA, we believe that excluding these items provides management and investors with information based on SOLA's underlying results of operations and facilitates comparisons among SOLA and other companies.

CONFERENCE CALL

The Company will host a conference call today at 4:30 p.m. Eastern Standard Time (1:30 p.m. Pacific Standard Time). In addition, investors and interested parties may listen to the call via webcast at www.sola.com or www.companyboardroom.com. A replay of the call will be available starting at 6:30 p.m. Eastern Standard Time, June 24, 2004 through 6:30 p.m. Eastern Standard Time, July 1, 2004. The replay number for domestic callers is 800-633-8284 (international callers use 402-977-9140) and the access code is 21199831.

This press release includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including statements relating to SOLA's potential growth prospects. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of SOLA. Actual results could differ materially from the forward-looking statements as a result of, among other things, the highly competitive nature of the eyeglass lens and coating industry; SOLA's need to develop new products; potential adverse developments in the domestic and foreign economic and political environment, including exchange rates, tariffs and other trade barriers and potentially adverse tax consequences; potential difficulties in staffing and managing foreign operations; and the other factors described in SOLA's filings with the Securities and Exchange Commission. The words "believe", "expect", "will", "anticipate", "estimate", "plan", "expectation", "intention", "guidance" and similar expressions identify forward-looking statements. SOLA undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOLA International Inc. designs, manufactures and distributes a broad range of eyeglass lenses, primarily focusing on the faster-growing plastic lens segment of the global lens market, and particularly on higher-margin value-added products. SOLA's strong global presence includes manufacturing and distribution sites in three major regions: North America, Europe and Rest of World (primarily Australia, Asia and South America) and approximately 6,600 employees in 27 countries servicing customers in over 50 markets worldwide. For additional information, visit the Company's web site at www.sola.com.

                            SOLA INTERNATIONAL INC.
                       Unaudited Statements of Operations
                 (Amounts in thousands, except per share data)

                                                  Fourth Quarter     Fourth Quarter
                                                       2004               2003
                                                                        Restated
                                                    ---------          ---------
Net sales                                           $ 178,181          $ 153,842
Cost of sales                                         104,029             88,413
                                                    ---------          ---------
    Gross profit                                       74,152             65,429
                                                    ---------          ---------

Research and development expenses                       1,865              2,273
Selling and marketing expenses                         30,710             28,374
General and administrative expenses (a)                23,862             11,959
                                                    ---------          ---------
    Operating expenses                                 56,437             42,606
                                                    ---------          ---------

       Operating income                                17,715             22,823

Interest income                                           497                266
Interest expense                                       (4,007)            (9,033)
Loss on early extinguishment of debt                     (487)                --
Foreign currency loss                                    (938)            (5,817)
                                                    ---------          ---------
       Income before provision for income
         taxes and minority interest                   12,780              8,239
Income tax provision                                   (8,009)               (69)
Minority interest                                        (122)              (144)
                                                    ---------          ---------
Net income                                          $   4,649          $   8,026
                                                    =========          =========

Net income per share - basic                        $    0.15          $    0.33
                                                    =========          =========

Weighted average common shares outstanding             32,012             24,611
                                                    =========          =========


Net income per share - diluted                      $    0.14          $    0.32
                                                    =========          =========

Weighted average common and
    dilutive securities outstanding                    32,490             24,890
                                                    =========          =========

(a) General and administrative expenses for the fourth quarter ended 2004 included special charges of $12,048

                            SOLA International Inc.
                       Unaudited Statements of Operations
                 (Amounts in thousands, except per share data)

                                                                    Fiscal Year         Fiscal Year
                                                                        2004                2003
                                                                                          Restated
                                                                     ---------           ---------
Net sales                                                            $ 650,109           $ 562,746
Cost of sales                                                          386,149             329,695
                                                                     ---------           ---------
    Gross profit                                                       263,960             233,051
                                                                     ---------           ---------

Research and development expenses                                        9,350              12,190
Selling and marketing expenses                                         116,859             106,876
General and administrative expenses (a)                                 64,180              47,123
                                                                     ---------           ---------
    Operating expenses                                                 190,389             166,189
                                                                     ---------           ---------

       Operating income                                                 73,571              66,862

Interest income                                                          1,510               1,440
Interest expense                                                       (30,760)            (33,540)
Loss on early extinguishment of debt                                   (41,467)                 --
Foreign currency loss                                                  (16,482)            (31,667)
                                                                     ---------           ---------
       Income/ (loss) before (provision)/benefit for income
         taxes and minority interest                                   (13,628)              3,095
(Provision)/benefit for income taxes                                       658               1,474
Minority interest                                                         (510)               (603)
                                                                     ---------           ---------
Net income/(loss)                                                    $ (13,480)          $   3,966
                                                                     =========           =========

Net income/(loss) per share - basic                                  $   (0.49)          $    0.16
                                                                     =========           =========

Weighted average common shares outstanding                              27,337              24,573
                                                                     =========           =========


Net income/(loss) per share - diluted                                $   (0.49)          $    0.16
                                                                     =========           =========

Weighted average common and
    dilutive securities outstanding                                     27,337              24,856
                                                                     =========           =========

(a) General and administrative expenses for the year ended 2004 included special charges of $16,689

                            SOLA International Inc.
                               Balance Sheet Data
                             (Amounts in thousands)
                                   (Unaudited)

                                                            March 31,    December 31,   March 31,
                                                              2004          2003          2003
                                                              ----        Restated      Restated
                                                                          --------      --------
Cash and cash equivalents                                   $102,604      $102,036      $ 58,679
Trade accounts receivable, net                               145,920       132,510       123,088
Inventories                                                   86,662        98,762        91,442
Other assets                                                 513,251       497,019       471,776
                                                            --------      --------      --------
    Total assets                                            $848,437      $830,327      $744,985
                                                            ========      ========      ========
Trade payables, accruals and other current liabilities      $148,713      $139,229      $134,140
Notes payable and other debt                                 287,383       290,571       328,236
Other liabilities                                             17,000        17,108        18,249
                                                            --------      --------      --------
    Total liabilities                                        453,096       446,908       480,625
Stockholders' equity                                         395,341       383,419       264,360
                                                            --------      --------      --------
    Total liabilities and stockholders' equity              $848,437      $830,327      $744,985
                                                            ========      ========      ========

                            SOLA International Inc.
                                 Cash Flow Data
                             (Amounts in thousands)
                                   (Unaudited)

                                                                  Fourth Quarter       Fourth Quarter
                                                                      2004                 2003
                                                                                          Restated
                                                                  --------------       --------------
Net income                                                        $        4,649       $        8,026
Depreciation and amortization                                              5,435                4,247
Amortization of debt issuance costs                                          305                  797
Loss on debt extinguishment                                                  487                   --
Non-cash portion of special charges                                        3,844                   --
Changes in trading assets and liabilities                                  8,464                7,006
                                                                  --------------       --------------
    Net cash provided by operating activities                             23,184               20,076
                                                                  --------------       --------------
Purchases of businesses                                                  (15,386)              (3,381)
Disposal of joint ventures                                                     5                  333
Capital expenditures                                                      (4,897)              (6,467)
Mold expenditures                                                           (193)              (1,632)
Other                                                                        387                  431
                                                                  --------------       --------------
    Net cash used in investing activities                                (20,084)             (10,716)
                                                                  --------------       --------------
Proceeds from the exercise of stock options                                4,583                  209
Payments on long-term debt                                                (2,839)              (2,869)
Repayment of bank debt                                                    (2,654)             (10,000)
Other                                                                       (103)                (852)
                                                                  --------------       --------------
    Net cash provided used in financing activities                        (1,013)             (13,512)
Effect of exchange rate changes on cash and cash equivalents              (1,519)                 967
                                                                  --------------       --------------
    Net increase/(decrease) in cash and equivalents               $          568       $       (3,185)
                                                                  ==============       ==============

                            SOLA International Inc.
                                 Cash Flow Data
                             (Amounts in thousands)
                                   (Unaudited)

                                                                 Fiscal Year     Fiscal Year
                                                                    2004            2003
                                                                 ------------     Restated
                                                                                 -----------
Net income/(loss)                                                 $ (13,480)      $   3,966
Depreciation and amortization                                        23,575          19,722
Amortization of debt issuance costs                                   2,759           3,086
Loss on debt extinguishment                                          41,467              --
Non-cash portion of special charges                                   4,854              --
Changes in trading assets and liabilities                            (7,965)          7,199
                                                                  ---------       ---------
    Net cash provided by operating activities                        51,210          33,973
                                                                  ---------       ---------
Purchases of businesses                                             (16,274)        (21,024)
Disposal of joint ventures                                               87             210
Capital expenditures                                                (15,448)        (21,897)
Mold expenditures                                                    (3,847)         (3,073)
Foreign exchange gain on hedge of senior notes                       10,910              --
Other                                                                 4,111             810
                                                                  ---------       ---------
    Net cash used in investing activities                           (20,461)        (44,974)
                                                                  ---------       ---------
Proceeds from the exercise of stock options                           7,445             578
Net proceeds from the issuance of common stock                      113,350              --
Payments on long-term debt                                           (6,126)         (4,511)
Proceeds from bank debt                                             175,000          10,000
Capitalized debt issuance costs                                      (4,939)             --
Repayment of bank debt                                                   --         (10,000)
Repayment of senior notes                                          (241,333)             --
Tender premium on repayment of senior notes                         (33,550)             --
Other                                                                 8,727           2,132
                                                                  ---------       ---------
    Net cash provided by/(used in) financing activities              11,129          (2,379)
Effect of exchange rate changes on cash and cash equivalents          2,047           3,640
                                                                  ---------       ---------
    Net increase/(decrease) in cash and equivalents               $  43,925       $  (9,740)
                                                                  =========       =========

                            SOLA International Inc.
                 Reconciliation of Non-GAAP Financial Measures
                 (Amounts in thousands, except per share data)
                                   (Unaudited)

                                                       Fourth Quarter  Fourth Quarter
                                                            2004            2003
                                                                          Restated
                                                       --------------  --------------
CALCULATION OF ADJUSTED NET INCOME:
Net income                                                $  4,649        $  8,026
Adjustments to compute adjusted net income:
    Foreign currency loss on net long-term
    Euro-denominated debt                                       --           6,814
    Loss on early extinguishment of debt                       487              --
    Special charges                                         12,048              --
    Tax effect of adjustments                               (2,817)         (2,044)
                                                          --------        --------
Adjusted net income                                       $ 14,367        $ 12,796
                                                          ========        ========
Adjusted net income per adjusted share-diluted            $   0.44        $   0.51
                                                          ========        ========
Weighted average common shares outstanding                  32,012          24,611
Add: effect of dilutive securities                             478             279
                                                          --------        --------
Adjusted weighted average common and dilutive
  securities outstanding                                    32,490          24,890
                                                          ========        ========
CALCULATION OF ADJUSTED OPERATING INCOME:
Operating income, as reported                             $ 17,715        $ 22,823
Adjustments to compute adjusted operating income:
    Special charges included in operating expenses          12,048              --
                                                          --------        --------
Adjusted operating income                                 $ 29,763        $ 22,823
                                                          ========        ========
Adjusted operating margin %                                   16.7%           14.8%
                                                          ========        ========
Adjusted operating income % growth over prior period          30.4%
                                                          ========

CALCULATION OF ADJUSTED EBITDA:
Net income                                                $  4,649        $  8,026
Net interest expense                                         3,510           8,767
Income tax provision                                         8,009              69
Amortization of debt issuance costs                            305             797
Depreciation and amortization                                5,435           4,247
                                                          --------        --------
EBITDA                                                      21,908          21,906
Adjustments to compute adjusted EBITDA:
    Loss on early extinguishment of debt                       487              --
    Foreign currency loss                                      938           5,817
    Special charges                                         12,048              --
    Minority interest                                          122             144
                                                          --------        --------
Adjusted EBITDA                                           $ 35,503        $ 27,867
                                                          ========        ========
Adjusted EBITDA margin %                                      19.9%           18.1%
                                                          ========        ========
Adjusted EBITDA % growth over prior period                    27.4%
                                                          ========

CALCULATION OF ADJUSTED EFFECTIVE TAX RATE
Income before provision for income
    taxes and minority interest                           $ 12,780        $  8,239
Adjustments to compute adjusted effective tax rate:
    Foreign currency loss on net long-term
    Euro-denominated debt                                       --           6,814
    Loss on early extinguishment of debt                       487              --
    Special charges                                         12,048              --
                                                          --------        --------
Adjusted income before provision for income
    taxes and minority interest                           $ 25,315        $ 15,053
                                                          ========        ========
Provision for income taxes, as reported                     (8,009)            (69)
Tax effect of adjustments                                   (2,817)         (2,044)
                                                          --------        --------
    Total adjusted provision for income taxes             $(10,826)       $ (2,113)
                                                          ========        ========
Adjusted effective tax rate                                   42.8%           14.0%
                                                          ========        ========

                            SOLA International Inc.
                 Reconciliation of Non-GAAP Financial Measures
                 (Amounts in thousands, except per share data)
                                   (Unaudited)

                                                                 Fourth Quarter  Fourth Quarter
                                                                      2004            2003
                                                                      ----            ----
SOLA INTERNATIONAL CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                              $ 178,181       $ 153,842
Impact of currency fluctuations on net sales during period (c)             --          14,237
                                                                    ---------       ---------
Fourth Quarter 2004 net sales, excluding currency impact            $ 178,181       $ 168,079
                                                                    =========       =========
Constant currency net sales % growth over prior period                   6.0%
                                                                    =========

"NORTH AMERICA" REGION CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                              $  71,986       $  67,990
Impact of currency fluctuations on net sales during period (c)             --             (61)
                                                                    ---------       ---------
Fourth Quarter 2004 net sales, excluding currency impact            $  71,986       $  67,929
                                                                    =========       =========
Constant currency net sales % growth over prior period                    6.0%
                                                                    =========

"EUROPE" REGION CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                              $  72,990       $  59,514
Impact of currency fluctuations on net sales during period (c)             --           9,450
                                                                    ---------       ---------
Fourth Quarter 2004 net sales, excluding currency impact            $  72,990       $  68,964
                                                                    =========       =========
Constant currency net sales % growth over prior period                    5.8%
                                                                    =========

"REST OF WORLD" REGION CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                              $  33,205       $  26,338
Impact of currency fluctuations on net sales during period (c)             --           4,848
                                                                    ---------       ---------
Fourth Quarter 2004 net sales, excluding currency impact            $  33,205       $  31,186
                                                                    =========       =========
Constant currency net sales % growth over prior period                    6.5%
                                                                    =========

(c) Based on Fourth Quarter 2004 monthly average exchange rates

                            SOLA International Inc.
                 Reconciliation of Non-GAAP Financial Measures
                 (Amounts in thousands, except per share data)
                                   (Unaudited)

CALCULATION OF CONSTANT CURRENCY ACCOUNTS RECEIVABLE:
Third Quarter 2004 net trade accounts receivable, as reported                    $ 132,510
Impact of currency fluctuations on accounts receivable during period (d)             3,379
                                                                                 ---------
Third Quarter 2004 net trade accounts receivable, excluding currency impact        135,889
Fourth Quarter 2004 net trade accounts receivable, as reported                     145,920
                                                                                 ---------
Increase in trade accounts receivable, exclusive of foreign currency impact
  during period                                                                  $  10,031
                                                                                 =========

CALCULATION OF CONSTANT CURRENCY INVENTORIES:
Third Quarter 2004 inventories, as reported                                      $  98,762
Impact of currency fluctuations on inventories during period (d)                      (194)
                                                                                 ---------
Third Quarter 2004 inventories, excluding currency impact                           98,568
Fourth Quarter 2004 inventories, as reported                                        86,662
                                                                                 ---------

Decrease in inventories, exclusive of foreign currency impact during period      $ (11,906)
                                                                                 =========

(d) Based on Fourth Quarter 2004 closing exchange rates

                            SOLA International Inc.
                 Reconciliation of Non-GAAP Financial Measures
                 (Amounts in thousands, except per share data)
                                   (Unaudited)

                                                                         Fiscal Year      Fiscal Year
                                                                             2004            2003
                                                                             ----          Restated
                                                                                           --------
CALCULATION OF ADJUSTED NET INCOME:
Net income/(loss), as reported                                            $ (13,480)       $   3,966
Adjustments to compute adjusted net income:
    Foreign currency loss on net long-term Euro-denominated debt             13,130           37,294
    Loss on early extinguishment of debt                                     41,467               --
    Interest expense savings                                                   (741)              --
    Special charges                                                          16,689               --
    Tax effect of adjustments                                               (20,110)         (11,188)
                                                                          ---------        ---------
Adjusted net income                                                       $  36,955        $  30,072
                                                                          =========        =========
Adjusted net income per adjusted share-diluted                            $    1.37        $    1.21
                                                                          =========        =========
Weighted average common and dilutive securities outstanding                  27,337           24,573
Add: effect of dilutive securities                                              421              283
Less: weighted average shares outstanding pursuant to third
    quarter 2004 common stock offering                                         (716)              --
                                                                          ---------        ---------
Adjusted weighted average common and dilutive securities outstanding         27,042           24,856
                                                                          =========        =========
CALCULATION OF ADJUSTED OPERATING INCOME:
Operating income, as reported                                             $  73,571        $  66,862
Adjustments to compute adjusted operating income:
    Special charges included in operating expenses                           16,689               --
                                                                          ---------        ---------
Adjusted operating income                                                 $  90,260        $  66,862
                                                                          =========        =========
Adjusted operating margin %                                                    13.9%            11.9%
                                                                          =========        =========
Adjusted operating income % growth over prior period                           35.0%
                                                                          =========

CALCULATION OF ADJUSTED EBITDA:
Net income/(loss)                                                         $ (13,480)       $   3,966
Net interest expense                                                         29,250           32,100
Income tax provision/(benefit)                                                 (658)          (1,474)
Amortization of debt issuance costs                                           2,759            3,086
Depreciation and amortization                                                23,575           19,722
                                                                          ---------        ---------
EBITDA                                                                       41,446           57,400
Adjustments to compute adjusted EBITDA:
    Loss on early extinguishment of debt                                     41,467               --
    Foreign currency loss                                                    16,482           31,667
    Special charges                                                          16,689               --
    Minority interest                                                           510              603
                                                                          ---------        ---------
Adjusted EBITDA                                                           $ 116,594        $  89,670
                                                                          =========        =========
Adjusted EBITDA margin %                                                       17.9%            15.9%
                                                                          =========        =========
Adjusted EBITDA % growth over prior period                                     30.0%
                                                                          =========

CALCULATION OF ADJUSTED EFFECTIVE TAX RATE
Income before provision for income taxes and minority interest            $ (13,628)       $   3,095

Adjustments to compute adjusted effective tax rate:
    Foreign currency loss on net long-term Euro-denominated debt             13,130           37,294
    Loss on early extinguishment of debt                                     41,467               --
    Interest expense savings                                                   (741)              --
    Special charges                                                          16,689               --
                                                                          ---------        ---------
Adjusted income before provision for income taxes and
    minority interest                                                     $  56,917        $  40,389
                                                                          =========        =========
Provision for income taxes, as reported                                         658            1,474
Tax effect of adjustments                                                   (20,110)         (11,188)
                                                                          ---------        ---------
    Total adjusted provision for income taxes                             $ (19,452)       $  (9,714)
                                                                          =========        =========
Adjusted effective tax rate                                                    34.2%            24.1%
                                                                          =========        =========

                            SOLA International Inc.
                 Reconciliation of Non-GAAP Financial Measures
                 (Amounts in thousands, except per share data)
                                   (Unaudited)

CALCULATION OF CONSTANT CURRENCY ACCOUNTS RECEIVABLE:
March 31, 2003 net trade accounts receivable, as reported                        $ 123,088
Impact of currency fluctuations on accounts receivable during period (d)             9,710
                                                                                 ---------
    March 31, 2003 net trade accounts receivable, excluding currency impact        132,798

March 31, 2004 net trade accounts receivable, as reported                          145,920
                                                                                 ---------
Increase in trade accounts receivable, exclusive of foreign currency
    impact during period                                                         $  13,122
                                                                                 =========
CALCULATION OF CONSTANT CURRENCY INVENTORIES:
March 31, 2003 inventories, as reported                                          $  91,442
Impact of currency fluctuations on inventories during period (d)                     5,971
                                                                                 ---------
March 31, 2003 inventories, excluding currency impact                               97,413
March 31, 2004 inventories, as reported                                             86,662
                                                                                 ---------
Decrease in inventories, exclusive of foreign currency impact during period      $ (10,751)
                                                                                 =========


(d) Based on Fourth Quarter 2004 closing exchange rates

                            SOLA International Inc.
                 Reconciliation of Non-GAAP Financial Measures
                 (Amounts in thousands, except per share data)
                                   (Unaudited)

                                                                   Fiscal Year     Fiscal Year
                                                                      2004             2003
                                                                      ----             ----
SOLA INTERNATIONAL CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                              $ 650,109       $ 562,746
Impact of currency fluctuations on net sales during period (e)             --          47,079
                                                                    ---------       ---------
Fiscal year 2004 net sales, excluding currency impact               $ 650,109       $ 609,825
                                                                    =========       =========
Constant currency net sales % growth over prior period                    6.6%
                                                                    =========
"NORTH AMERICA" REGION CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                              $ 271,079       $ 249,185
Impact of currency fluctuations on net sales during period (e)             --            (635)
                                                                    ---------       ---------
Fiscal year 2004 net sales, excluding currency impact               $ 271,079       $ 248,550
                                                                    =========       =========
Constant currency net sales % growth over prior period                    9.1%
                                                                    =========
"EUROPE" REGION CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                              $ 260,347       $ 210,302
Impact of currency fluctuations on net sales during period (e)             --          34,781
                                                                    ---------       ---------
Fiscal year 2004 net sales, excluding currency impact               $ 260,347       $ 245,083
                                                                    =========       =========
Constant currency net sales % growth over prior period                    6.2%
                                                                    =========
"REST OF WORLD" REGION CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                              $ 118,683       $ 103,259
Impact of currency fluctuations on net sales during period (e)             --          12,933
                                                                    ---------       ---------
Fiscal year 2004 net sales, excluding currency impact               $ 118,683       $ 116,192
                                                                    =========       =========
Constant currency net sales % growth over prior period                    2.1%
                                                                    =========

(e) Based on the fiscal year 2004 monthly average exchange rates